================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
                                             RULE 14A-6(E)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                      Columbia/HCA Healthcare Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                      Columbia/HCA Healthcare Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 14, 1998

  Notice is hereby given that the 1998 Annual Meeting of Stockholders ("Annual Meeting") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Company"), will be held at the Sheraton Music City at 777 McGavock Pike, Nashville, Tennessee, on Thursday, May 14, 1998 at 1:30 p.m., Central Daylight Time, for the following purposes:


  (1) To elect three directors to serve until the Annual Meeting of Stockhold-ers in 2001, or until their respective successors shall have been duly elected and qualified;

  (2) To consider and approve an amendment to the Company's Restated Certifi-cate of Incorporation to provide for the annual election of directors (the "Charter Amendment");

  (3) To consider and approve an amendment to the Columbia Hospital Corpora-tion Outside Directors Nonqualified Stock Option Plan to increase the number of authorized shares thereunder from 150,000 to 500,000 and certain other amendments;

  (4) To ratify the appointment of Ernst & Young LLP as the Company's indepen-dent auditors;

  (5) To act on two stockholder proposals; and

  (6) To transact such other business as may properly come before the meeting.

  Stockholders of record at the close of business on March 23, 1998, are enti-tled to notice of and to vote at the Annual Meeting. A complete list of the stockholders entitled to vote at the Annual Meeting will be available for ex-amination by any stockholder at the Company's executive offices, during ordi-nary business hours, for a period of at least ten days prior to the Annual Meeting.

 IF YOU PLAN TO ATTEND:

  We anticipate that a large number of stockholders will attend the Annual Meeting. Please note that space limitations make it necessary to limit atten-dance to stockholders. Cameras and recording devices will not be permitted at the meeting. "Street name" holders will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY IN THE ACCOMPANYING RE-PLY ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

                                          By Order of the Board of Directors,

                                               /s/ John M. Franck II

                                               John M. Franck II
                                              Corporate Secretary

Nashville, Tennessee

April 13, 1998

                      COLUMBIA/HCA HEALTHCARE CORPORATION

                                ONE PARK PLAZA
                          NASHVILLE, TENNESSEE 37203

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 14, 1998

                               ----------------

                                 INTRODUCTION

  The accompanying proxy is solicited by the Board of Directors (the "Board") of Columbia/HCA Healthcare Corporation, a Delaware corporation (the "Compa-ny"), for use at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockhold-ers. The Company's principal executive offices are located at One Park Plaza, Nashville, Tennessee 37203, and its telephone number is (615) 344-9551. Stock-holders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the Annual Meeting. This Proxy Statement and the ac-companying proxy are first being mailed to stockholders on or about April 13, 1998.

                              THE ANNUAL MEETING

VOTING AT THE ANNUAL MEETING

  On March 23, 1998, there were approximately 622,200,000 shares of the Company's voting common stock, $.01 par value (the "Common Stock"), outstand-ing which were held by approximately 18,700 holders of record. Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. The Common Stock is the only class of capital stock of the Company having general voting rights.

  The presence in person or by proxy of the holders of a majority of the out-standing shares of Common Stock will constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meet-ing, in person or by proxy, will be necessary for the election of directors. The affirmative vote of 75% of the outstanding shares of Common Stock will be necessary to approve the Charter Amendment. Any other matters submitted to a vote of the stockholders will be determined by a majority of the votes cast.

  Any stockholder who is present at the Annual Meeting, but abstains from vot-ing, shall be counted for purposes of determining whether a quorum exists. With respect to all matters other than the election of directors, an absten-tion has the same effect as a vote against the proposal. Since directors are elected by a plurality of the votes cast at the Annual Meeting, an abstention from voting has no effect on the election of directors.

  In accordance with the rules of the New York Stock Exchange, brokers and nominees may be precluded from exercising their voting discretion with respect to certain matters to be acted upon and thus, in the absence of specific in-structions from the beneficial owner of the shares, will not be empowered to vote the shares on such matters. Since directors are elected by a plurality of votes cast at the Annual Meeting, a broker non-vote has no effect on the elec-tion of directors. Since the affirmative vote of the holders of 75% of the outstanding shares of Common Stock will be necessary to approve the Charter Amendment, a broker non-vote has the same effect as a vote against that pro-posal. On all other matters, a broker non-vote will have no impact since they are not considered shares "present" for voting purposes. Shares represented by such broker non-votes will, however, be counted for purposes of determining whether there is a quorum.

PROXIES AND PROXY SOLICITATION

  All shares of Common Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions marked on the proxies, unless such proxies have previously been revoked. If no directions are indicated on such proxies, they will be voted (a) "For" the election of each nominee named below under "Election of Directors;" (b) "For" the Charter Amendment; (c) "For" the approval of amendments to the Columbia Hospital Cor-poration Outside Directors Nonqualified Stock Option Plan; (d) "For" the rati-fication of Ernst & Young LLP as independent auditors; and (e) "Against" the two stockholder proposals. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which con-fer discretionary authority upon such holders to vote on such matters) in ac-cordance with their best judgment.

  On April 9, 1998 the Company and the Service Employees International Union Master Trust ("SEIU Trust") settled a potential proxy contest over the elec-tion of directors at the Company's Annual Meeting. On March 12, 1998, the SEIU Trust informed the Company of its intention to nominate Steven M.H. Wallman and Howard N. Newman for election to the Company's Board of Directors at the Annual Meeting and to solicit proxies for their election to the Board. The SEIU Trust stated that Mr. Wallman, a former Commissioner of the U.S. Securi-ties and Exchange Commission and Mr. Newman, a former Administrator of the Federal Health Care Financing Administration, qualify as independent directors and have no prior relationships with the SEIU Trust.

  On March 26, 1998, the Company announced that the Board of Directors of the Company had named three new directors to its Board. Each of the new directors, Mr. Frederick W. Gluck, Mr. John H. McArthur and Mr. Kent C. Nelson, qualifies as an independent director. After naming the new directors, the Company re-quested a meeting with the SEIU Trust to see if the Company's appointment of new directors adequately addressed the concerns of the SEIU Trust about the appointment of independent directors to the Company's Board.

  After further conversations with the SEIU Trust since March 27, 1998, the Company determined that Messrs. Wallman and Newman have impressive creden-tials, appear to qualify as independent, both with respect to the Company and with respect to the SEIU Trust, and do not represent any "special interest." Nevertheless, in light of the Company's recent appointment of three new inde-pendent directors to the Board and the Company's desire to limit the size of the Board following the Annual Meeting, the Company requested the SEIU Trust to withdraw its nominations. After further conversations, the Company's three new independent directors agreed to attend a special meeting with members of the Council of Institutional Investors regarding corporate governance issues, and the SEIU Trust withdrew the nominations of its own candidates at the An-nual Meeting.

  The Company does not presently anticipate any other matters being presented at the Annual Meeting for action. Each proxy executed and returned by a stock-holder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Corporate Secretary of the

Company) or, if a stockholder is present at the Annual Meeting, he or she may elect to revoke his or her proxy and vote his or her shares personally.

  The cost of soliciting proxies will be borne by the Company. In addition, Corporate Investor Communications, Inc., a proxy soliciting firm, has been re-tained by the Company to assist in the solicitation at a cost of approximately $11,500, plus out-of-pocket expenses. Certain directors, officers and other employees of the Company, not specially employed for this purpose, may also solicit proxies, without additional remuneration therefor, by personal inter-view, mail, telephone, facsimile or telegram. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the ben-eficial owners of shares of the Common Stock which are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

                            PRINCIPAL STOCKHOLDERS

  The following table and footnotes set forth as of March 16, 1998 (unless otherwise noted), certain information concerning shares of the Common Stock held by (a) Company sponsored benefit plans owning Common Stock (which collec-tively own at least 5% of the outstanding Common Stock), (b) each stockholder owning beneficially at least 5% of the outstanding Common Stock, (c) each di-rector of the Company, (d) each executive officer of the Company named in the "Summary Compensation Table" and (e) all directors and executive officers of the Company as a group.

                                                            NUMBER OF
          NAME OF INDIVIDUAL OR NUMBER IN GROUP            SHARES(1)(2)    PERCENT
          -------------------------------------            ------------    -------
The Columbia/HCA Healthcare Corporation Stock Bonus Plan.   28,686,696(3)    4.6
The Columbia/HCA Healthcare Corporation Salary Deferral
 Plan....................................................   21,680,024(3)    3.5
The San Leandro Retirement and Savings Plan..............       55,568(3)     *
FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson...   94,326,123(4)   15.2
Wellington Management Company, LLP.......................   43,546,494(5)    7.0
Magdalena Averhoff, M.D..................................       10,526(6)     *
Thomas F. Frist, Jr., M.D. ..............................   14,668,172(7)    2.4
Frederick W. Gluck.......................................            0
Sr. Judith Ann Karam, CSA, R.Ph..........................        3,631(8)     *
T. Michael Long..........................................        4,828(9)     *
Donald S. MacNaughton....................................      533,683(10)    *
John H. McArthur.........................................            0
R. Clayton McWhorter.....................................      552,827(11)    *
Kent C. Nelson...........................................            0
Carl E. Reichardt........................................      167,695(12)    *
Frank S. Royal, M.D......................................      112,458(13)    *
William T. Young.........................................      925,959(14)    *
Jay F. Grinney...........................................       47,764(15)    *
Daniel J. Moen...........................................      117,131(16)    *
James D. Shelton.........................................       91,614(17)    *
David R. White...........................................       86,289(18)    *
  All directors and executive officers as a group (31
   persons)..............................................   19,157,811(19)   3.1

--------
  * Less than one percent.
 (1) Unless otherwise indicated, each stockholder shown on the table has sole voting and investment power with respect to the shares beneficially owned. The number of shares shown does not include the interest of cer-tain persons in shares held by family members in their own right.
 (2) Each named person or group is deemed to be the beneficial owner of secu-rities which may be acquired within 60 days through the exercise or con-version of options, warrants and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage ben-eficially owned by such person or group. Such securities are not deemed to be outstanding for the purpose of computing the percentage beneficially owned by any other person or group. Accordingly, the indicated number of shares includes shares issuable upon conversion of convertible securities or upon exercise of options (including employee stock options) held by such person or group.
 (3) The address of the Columbia/HCA Healthcare Corporation Stock Bonus Plan, the Columbia/HCA Salary Deferral Plan and the San Leandro Retirement and Savings Plan is One Park Plaza, Nashville, Tennessee 37203. Such shares are beneficially owned by employees participating in such benefit plans and voted at the direction of the Company's Retirement Committee which is composed of certain Company officers.
 (4) The ownership given for FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson is based on information contained in the Schedule 13G dated Feb-ruary 14, 1998, filed by FMR Corp. with the Securities and Exchange Com-mission (the "Commission"). The address of FMR Corp is 82 Devonshire Street, Boston, Massachusetts 02109.
 (5) The ownership given for Wellington Management Company, LLP is based on information contained in the Schedule 13G dated January 27, 1998, filed by Wellington Management Company, LLP with the Commission. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachu-setts 02109.
 (6) Includes 6,750 shares issuable upon exercise of options.
 (7) Includes 172,500 shares issuable upon exercise of options 18,873 shares beneficially owned in employee plans but not voted by participant. Also includes 778,045 shares with respect to which Dr. Frist has sole voting and investment power, 12,111,127 shares with respect to which Dr. Frist has shared voting and investment power and 1,606,500 shares held by a trust of which he is an income beneficiary but holds no voting or invest-ment power.
 (8) Includes 2,553 shares issuable upon exercise of options.
 (9) Includes 3,750 shares issuable upon exercise of options.
(10) Includes 4,524 shares issuable upon exercise of options. Also includes 170,687 shares with respect to which Mr. MacNaughton has sole voting and investment power and 358,472 shares with respect to which Mr. MacNaughton has shared voting and investment power.
(11) Includes 1,078 shares issuable upon exercise of options.
(12) Includes 5,721 shares issuable upon exercise of options.
(13) Includes 5,721 shares issuable upon exercise of options.
(14) Includes 8,250 shares issuable upon exercise of options. Includes 828,815 shares with respect to which Mr. Young has sole voting and investment power and 88,894 shares with respect to which Mr. Young has shared voting and investment power. Excludes 115,879 shares held by an educational in-stitution of which Mr. Young serves as chairman of the governing board.
(15) Includes 38,623 shares issuable upon exercise of options and 591 shares beneficially owned in employee plans but not voted by participant.
(16) Includes 97,500 shares issuable upon exercise of options and 55 shares beneficially owned in employee plans but not voted by participant.
(17) Includes 73,125 shares issuable upon exercise of options and 39 shares beneficially owned in employee plans but not voted by participant.
(18) Includes 86,250 shares issuable upon exercise of options and 39 shares beneficially owned in employee plans but not voted by participant.
(19) Includes 1,416,539 shares issuable upon exercise of options. Also in-cludes 89,008 shares beneficially owned in employee plans but not voted by participant. Excludes Richard L. Scott and David T. Vandewater, the Company's former Chief Executive Officer and former President, respec-tively, who resigned from the Company on July 25, 1997. Based on informa-tion from the last Form 4 filed with the Commission and records main-tained at the Company, as of October 15, 1997 Mr. Scott owned 9,239,730 shares and Mr. Vandewater owned 355,881 shares. Also excludes 78,128 shares held by Donald E. Steen, who resigned from the Company on December 31, 1997.

                         ITEM 1--ELECTION OF DIRECTORS

  In accordance with the Restated Certificate of Incorporation of the Company, directors of the Company are divided into three classes, such classes being as nearly equal in number as possible. The term of office of each class is three years. The Board of Directors is presently comprised of twelve members which include three recently elected directors. The Board of Directors consists of five Class II members (Messrs. Gluck, Long, MacNaughton, Reichardt and Young) whose term of office expires in 1998, three Class III members (Dr. Frist, Sis-ter Karam and Mr. McArthur) whose term of office expires in 1999 and four Class I members (Dr. Averhoff, Mr. McWhorter, Mr. Nelson and Dr. Royal) whose term of office expires in 2000 (Class I Directors).

  The Company believes that a strong Board of Directors is critical to the Company's future. The Board of Directors therefore recently elected three new independent directors--Messrs. Frederick W. Gluck, John H. McArthur and Kent
C. Nelson effective April 3, 1998. The three new directors were elected to re-place Mr. Richard L. Scott, who resigned as the Company's Chairman and Chief Executive Officer on July 25, 1997 and to replace Mr. Donald S. MacNaughton and Mr. William T. Young who are retiring from the Board of Directors effec-tive May 14, 1998 and will not be seeking reelection.

  At the Annual Meeting it is proposed that the nominees listed below be elected as Class II members of the Board of Directors. Each such director shall be elected to serve in such capacity until the Annual Meeting of Stock-holders in 2001 or until his respective successor is duly elected and quali-fied.

INFORMATION CONCERNING DIRECTORS

  Information concerning the nominees proposed by the Board of Directors for election as Class II Directors along with information concerning the Class I and Class III Directors, whose terms of office will continue after the Annual Meeting, is set forth below.

  Approval by the Company's stockholders of Item 2 on the agenda for the An-nual Meeting--the proposed amendment to the Company's Restated Certificate of Incorporation of the Company to provide for the annual election of the direc-tors--will not affect the term of the directors who, if elected, will continue in office until their respective terms expire.

  In the event that any of the named nominees for director becomes unable or unwilling to accept nomination or election, the person or persons voting the proxy will vote for the election in his or her stead of such person as the Board of Directors may recommend. Unless otherwise instructed on the proxy, the proxy holders will vote the proxies received by them FOR the election of the nominees shown below:

                                  PRINCIPAL OCCUPATION AND           DIRECTOR
        NAME         AGE          OFFICES WITH THE COMPANY            SINCE
        ----         ---          ------------------------           --------
                                  NOMINEES
                     CLASS II--PRESENT TERM EXPIRES 1998
 Frederick W. Gluck.  62 Retired Vice Chairman of Bechtel Group,       1998
                          Inc. and Retired Managing Director of
                          McKinsey & Company, Inc.
 T. Michael Long....  54 Partner, Brown Brothers Harriman & Co.        1991
 Carl E. Reichardt..  66 Retired Chairman of the Board and Chief       1994
                          Executive Officer, Wells Fargo & Company

                        DIRECTORS CONTINUING IN OFFICE
                     CLASS III--PRESENT TERM EXPIRES 1999
 Thomas F. Frist, Jr., M.D. ........   59 Chairman of the Board and CEO,   1994
                                           Columbia/HCA Healthcare
                                           Corporation
 Sister Judith Ann Karam, CSA, R.Ph.   51 Sisters of Charity of St.        1996
                                           Augustine
 John H. McArthur...................   64 Retired Dean of Harvard          1998
                                           University School of Business
                                           Administration
                      CLASS I--PRESENT TERM EXPIRES 2000
 Magdalena Averhoff, M.D............   47 Practicing Physician             1992
 R. Clayton McWhorter...............   64 Chairman and CEO of Clayton      1995
                                           Associates, L.L.C.
 Kent C. Nelson.....................   60 Retired Chairman and Chief       1998
                                           Executive Officer of United
                                           Parcel Service
 Frank S. Royal, M.D. ..............   58 Practicing Physician             1994

  Magdalena Averhoff, M.D. is a physician specializing in gastroenterology practicing in Miami, Florida since 1982. Dr. Averhoff is Chairperson of the Performance Improvement Committee, past Chairperson of the Credentials Commit-tee and is member of the Board of Cedars Medical Center. Dr. Averhoff is past President of Victoria Hospital and past President and Chief of Staff of Cedars Medical Center.

  Thomas F. Frist, Jr., M.D. has served as Chairman of the Board and Chief Ex-ecutive Officer since July 1997. Previously he served as Vice Chairman of the Board of the Company since April 1995. From February 1994 to April 1995 he was Chairman of the Board of the Company. Dr. Frist was Chairman of the Board, President and Chief Executive Officer of HCA-Hospital Corporation of America ("HCA") from 1988 to February 1994. Dr. Frist was Chairman and Chief Executive Officer of Hospital Corporation of America from August 1985 until September 1987.

  Frederick W. Gluck has worked with Bechtel Group, Inc. since February 1995, where he served as Vice Chairman and Director from January 1996 until July 1997 and currently serves as a Director. Prior to 1995, Mr. Gluck was with McKinsey & Company, Inc. for 27 years ultimately leading that firm as its man-aging director from 1988 until 1994. Mr. Gluck is currently a director of AMGEN, ACT Networks, Broadband Associates, The New York and Presbyterian Hos-pital and Thinking Tools. Mr. Gluck also serves on the advisory boards of Price Waterhouse and Russel Reynolds.

  Sister Judith Ann Karam, CSA, R.Ph. is currently on sabbatical at the Ameri-can College at the Catholic University of Louvain. She was Major Superior of the Sisters of Charity of St. Augustine from August 1993 to July 1997. From 1989 to August 1993, she served on the Congregational leadership team as Coun-cilor for Temporal Affairs and Treasurer. She was also Project Director for Regina Health Center, a skilled nursing and assisted living facility. Sister Karam is an experienced hospital administrator and is a fellow in the American College of Healthcare Executives.

  T. Michael Long is a partner with Brown Brothers Harriman & Co., a private banking firm, where he has been employed for more than five years and where he is co-manager of The 1818 Fund, L.P. and The 1818 Fund II, L.P. Mr. Long is also a director of Gulf Canada Resources, Ltd., Gulf Indonesia Resources, Ltd. and Vaalco Energy, Inc.

  John H. McArthur served as Dean of the Faculty of Harvard University Gradu-ate School of Business Administration from 1980 to 1995. Mr. McArthur had been on staff with the Harvard Business School since 1962. Mr. McArthur is cur-rently a director of AES Corporation, BCE Inc., Cabot Corporation, Glaxo Wellcome plc, Rohm and Haas Company, Springs Industries, Inc. and The Vincam Group, Inc.

  R. Clayton McWhorter is the Chairman and Chief Executive Officer of Clayton Associates, L.L.C., a venture capital firm and also Chairman and Chief Execu-tive Officer of Life Trust America, LLC, an assisted living venture. Mr. Mc-Whorter served as the Chairman of the Board of the Company from April 1995 to May 1996. Mr. McWhorter was Chairman and Chief Executive Officer of Healthtrust from 1987 to April 1995 and was President of Healthtrust from 1991 to April 1995. Mr. McWhorter served as President and Chief Operating Officer of Hospital Corporation of America (HCA's predecessor) from 1985 to 1987. Mr. McWhorter is a director of SunTrust Bank in Nashville, Ingram Industries Inc., Corrections Corporation of America and StaffMark, Inc.

  Kent C. Nelson served as Chairman and Chief Executive Officer of United Par-cel Service from November 1989 to December 1996. Mr. Nelson held various posi-tions with United Parcel Service over a 37 year period. Mr. Nelson currently serves as a director of United Parcel Service and is a member of the board of the CDC Foundation and United Way of America. Mr. Nelson also serves on the Board of Trustees of the Carter Center of Emory University and the Ball State University Foundation.

  Carl E. Reichardt served as the Chairman of the Board and Chief Executive Officer of Wells Fargo & Company (a bank holding company) and of its subsidi-ary, Wells Fargo Bank, N.A. from 1983 to December 1994. Mr. Reichardt is cur-rently a director of Wells Fargo & Company, ConAgra, Inc., Ford Motor Company, Newhall Management Corporation, which is the managing general partner of the Newhall Land & Farming Company (a California limited partnership), PG&E Corpo-ration, Pacific Gas & Electric Co., McKesson Corporation and SunAmerica, Inc.

  Frank S. Royal, M.D. has been a practicing physician in Richmond, Virginia for over 20 years. He is Past President/Former Board Chairman of the National Medical Association. He also serves as a member of the Boards of Directors of Crestar Financial Corporation (a bank holding company), Chesapeake Corpora-tion, CSX Corporation and Dominion Resources and is on the Boards of Trustees of Meharry Medical College (Chairman of the Board), Virginia Union University (Chairman of the Board) and Richmond Metropolitan YMCA.

  The Board of Directors of the Company has adopted a mandatory retirement policy for members of the Company's Board of Directors, with the policy being effective as of July 1, 1994. Pursuant to the policy, no person may be nomi-nated to a term of office on the Board of Directors if he or she has attained the age of 70 before the first day of the proposed term of office.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During 1997, the Company's Board of Directors held seventeen meetings. Also, there are certain committees of the Board of Directors which assist the Board in discharging its responsibilities. These committees, their members and func-tions are discussed below.

  Each incumbent director attended during 1997 at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which the individual director served.

  The Audit Committee is presently comprised of three directors: Carl E. Reichardt (Chairman), Magdalena Averhoff, M.D. and Donald S. MacNaughton, none of whom are officers or employees of the Company. The functions of this Com-mittee include review of the programs of the Company's internal auditors, the results of their audits, and the adequacy of the Company's system of internal controls and accounting practices. In addition, the Committee reviews the scope of the annual audit by the Company's independent auditors prior to its commencement, reviews the results of the audit and reviews the types of serv-ices for which the Company retains independent auditors. In 1997, this Commit-tee met six times.

  The Compensation Committee is presently comprised of three directors: Wil-liam T. Young (Chairman), T. Michael Long and Frank S. Royal, M.D., none of whom are officers or employees of the Company. Responsibilities of this Com-mittee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and general review of the Company's employee compensation policies. In 1997, this Committee met four times.

  The Executive Committee is presently comprised of three directors: Thomas F. Frist, Jr., M.D., R. Clayton McWhorter and Donald S. MacNaughton. This Commit-tee has the authority to exercise all of the powers of the full Board of Di-rectors, with certain exceptions relating to major corporate matters. This Committee is available to review with members of management certain areas of the Company's operations and to act when it is impractical to assemble the en-tire Board for a meeting. In 1997, this Committee met one time.

  In April 1997, the Board of Directors established a Special Litigation Com-mittee which was comprised of three directors: T. Michael Long, Carl E. Reichardt and Frank S. Royal, M.D., none of whom were officers or employees of the Company. The Committee was formed for the purpose of reviewing, evaluating and making recommendations to the Board of Directors regarding the supervision of the Company's response to a governmental investigation being conducted re-lating to the Company's operations in El Paso, Texas, as well as any other in-quiries by governmental agencies. The Board assumed the responsibilities of the Committee in August 1997, and the Committee was dissolved. The Committee met five times in 1997.

  In November 1997, the Board of Directors established an Ethics, Compliance and Corporate Responsibility Committee which is presently comprised of three directors: Sister Judith Ann Karam (Chairperson), Donald S. MacNaughton and Frank S. Royal, M.D., none of whom are officers or employees of the Company. The functions of the Committee include review of matters relating to ethics, compliance and corporate responsibility functions of the Company, review of ethics, compliance and corporate responsibility results with the personnel of the Company and review of the scope and results of the Company's ethics, com-pliance and corporate responsibility procedures and the adequacy thereof. In 1997, this Committee met one time.

  In November 1997, the Board of Directors established a Nominating Committee which is presently comprised of four directors: T. Michael Long, Magdelena Averhoff, M.D., Carl E. Reichardt and Thomas F. Frist, Jr., M.D. (ex officio). The functions of the Committee are to consider, investigate and recommend to the Board of Directors, qualified candidates for election to the Board of Di-rectors. In 1997, this committee did not meet.

  The Board of Directors will consider nominees for the Board of Directors recommended by stockholders, provided such stockholders comply with the notice provisions contained in the Company's Restated Certificate of Incorporation. Directors are selected on the basis of their demonstrated broad knowledge, ex-perience and ability in their chosen endeavors and, most importantly, on the basis of their ability to represent the interests of all the stockholders. Recommendations by stockholders for such nominees, which must include bio-graphical information and the proposed nominee's written consent to nomination, must be made in writing to the Corpo-rate Secretary of the Company not less than 60 days nor more than 90 days prior to the scheduled date of the meeting (or, if less than 70 days' notice or prior public disclosure of the date of the meeting is given, the 10th day following the earlier of (i) the day such notice was mailed or (ii) the day such public disclosure was made).

  In connection with the formation of joint ventures during 1995 with the Sis-ters of Charity of St. Augustine Health System, Inc. (the "Sisters of Chari-ty") concerning four hospitals, the Company agreed to nominate for election to the Board of Directors a nominee selected by the Sisters of Charity that is acceptable to the Company. The Company's obligation is a six-year commitment and expires under certain circumstances. Sister Judith Ann Karam, CSA, R.Ph. was nominated as a Class III director pursuant to such obligation.

  Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at a meeting at which a quo-rum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of di-rectors to be chosen at the meeting. Consequently, any shares not voted (whether by withholding authority or broker non-vote) have no impact in the election of directors, except to the extent the failure to vote for the indi-vidual results in another individual receiving a larger number of votes.

CERTAIN LEGAL PROCEEDINGS

  The Company is currently a party to several stockholder derivative and class action lawsuits in which certain of the Company's directors and current and former executive officers have been named as defendants. More information with respect to these and other legal proceedings is provided in the Company's An-nual Report on Form 10-K for the year ended December 31, 1997.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of own-ership and changes in ownership with the Commission and provide the Company with copies of such reports. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting per-sons that no Forms 5 were required for those persons, the Company believes that, during the past fiscal year all filing requirements applicable to its executive officers, directors, and greater than ten-percent stockholders were complied with.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the Company's four other most highly com-pensated executive officers, based on salary and bonus earned during 1997. The table also includes information with respect to the Company's former Chief Ex-ecutive Officer, former President and former President-International Group.

                                                                           LONG TERM COMPENSATION
                                                                     ----------------------------------
                                        ANNUAL COMPENSATION                  AWARDS           PAYOUTS
                                ------------------------------------ ---------------------- -----------
                                                        OTHER ANNUAL  RESTRICTED   OPTIONS/              ALL OTHER
   NAME AND PRINCIPAL    FISCAL                         COMPENSATION     STOCK       SARS      LTIP     COMPENSATION
      POSITIONS(1)        YEAR  SALARY ($) BONUS ($)(2)    ($)(3)    AWARDS ($)(4)  (#)(5)  PAYOUTS ($)    ($)(6)
   ------------------    ------ ---------- ------------ ------------ ------------- -------- ----------- ------------
Thomas F. Frist, Jr.,
 M.D. ..................  1997   $ 29,000           -     $ 18,800            -          -        -       $ 1,969
 Chairman and Chief       1996   $350,000           -     $ 16,200     $373,300     75,000        -       $14,927
 Executive Officer(7)     1995   $375,000    $270,000     $ 83,000     $361,100    150,000        -       $15,009
David R. White..........  1997   $400,000    $200,000            -            -    350,000        -       $ 6,528
 President--              1996   $340,000    $233,750            -            -     90,000        -       $ 6,089
 Mid-American Group       1995   $315,000    $255,938            -            -     60,000        -       $ 6,123
James D. Shelton........  1997   $415,000    $ 41,500            -     $221,400    350,000        -       $ 7,629
 President--              1996   $350,000    $ 35,000            -     $187,000     82,500        -       $ 7,214
 Central Group            1995   $325,000    $ 32,000            -     $165,000     60,000        -       $ 7,248
Jay F. Grinney..........  1997   $402,500    $100,625     $ 53,900     $134,200    340,000        -       $ 9,538
 President-               1996   $300,000    $150,000     $ 31,200            -     56,250        -       $ 8,994
 Eastern Group            1995   $220,000    $143,550            -            -      6,000        -       $ 9,039
Daniel J. Moen(8).......  1997   $400,000           -            -     $266,700    100,000        -       $ 8,438
 President--Columbia      1996   $350,000           -     $ 54,000     $233,000     90,000        -       $ 7,869
 Sponsored Networks       1995   $315,000    $275,000            -            -     60,000        -       $ 6,123
Richard L. Scott........  1997   $538,000           -     $ 10,115            -    187,500        -             -
 Former Chairman and      1996   $900,000           -     $ 16,000     $960,000    187,500        -       $ 8,000
 Chief Executive          1995   $900,000           -     $390,500     $870,000    225,000        -       $ 9,000
  Officer(9)
David T. Vandewater.....  1997   $344,000           -     $  4,200            -    150,000        -       $   700
 Former President and     1996   $565,000    $226,000     $  1,500     $301,000    150,000        -       $ 9,000
 Chief Operating          1995   $550,000    $204,000     $174,500     $273,000    150,000        -       $ 9,000
  Officer(10)
Donald E. Steen.........  1997   $507,000    $126,750            -     $126,800     50,000        -       $14,630
 Former President--       1996   $507,000    $ 63,000            -     $253,000     45,000        -       $13,740
 International Group(11)  1995   $507,000    $ 21,000            -     $ 83,000     60,000        -       $11,000

--------
(1) On August 4, 1997, the Company named Jack O. Bovender, Jr. as President and Chief Operating Officer. During 1997, he earned $375,000 ($900,000 annualized), was awarded 500,000 options on November 3, 1997 with an exer-cise price of $28.19 and received $13,930 in all other compensation. Mr. Bovender is not listed in the Summary Compensation Table since his 1997 part-year salary earned did not qualify him as one of the four other most highly compensated executive officers.
(2) Reflects bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the following fiscal year. The execu-tive officers have the option to take all or part of their bonus in shares of restricted stock at a 25% discount from the fair market value on the date of grant, which is reflected in the Restricted Stock Awards column.
(3) Except as noted in the table, perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total of annual sal-ary and bonus for the named executive officer. Other compensation consists principally of Company provided transportation and relocation expenses.
(4) Except as noted, represents the fair market value on the date of grant of shares of restricted stock granted in lieu of all or a portion of a cash bonus.
(5) Options to acquire shares of the Common Stock. The Company granted options at two separate times in 1997. The 1997 regular grant was issued in Febru-ary 1997. A special grant was issued in November 1997 to help ensure the retention and motivation of key executives at the time the Company was re-organizing.
(6) Consists of the Company contributions to the Company's Savings and Invest-ment Plan, Money Purchase Plan and Stock Bonus Plan, except as otherwise noted.
(7) Dr. Frist was appointed Chairman and Chief Executive Officer effective July 25, 1997. He elected to serve without salary or bonus. Amount re-flects prorated salary for services as Vice-Chairman through July 25, 1997.
(8) Mr. Moen was granted 200,000 option shares on March 5, 1998. He did not participate in the November 1997 special grant.
(9) Mr. Scott resigned from the Company effective July 25, 1997. Mr. Scott re-ceived a lump-sum payment pursuant to his separation agreement with the Company and such other benefits as described under "Employment, Severance and Change In Control Agreements" below.

(10) Mr. Vandewater resigned from the Company effective July 25, 1997. Mr. Vandewater received a lump-sum payment pursuant to his separation agree-ment with the Company and such other benefits as described under "Employ-ment, Severance and Change In Control Agreements" below.
(11) Mr. Steen's employment by the Company commenced September 16, 1994 and ended December 31, 1997. Mr. Steen received a lump-sum payment pursuant to his separation agreement with the Company and such other benefits as described under "Employment, Severance and Change In Control Agreements" below.

OPTION GRANTS DURING 1997 FISCAL YEAR

  The following table provides information related to options granted to the named executive officers during fiscal 1997.

                                                                         POTENTIAL REALIZABLE
                                                                           VALUE AT ASSUMED
                                                                             ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                             APPRECIATION
                          INDIVIDUAL GRANTS                               FOR OPTION TERM(1)
--------------------------------------------------------------------- --------------------------
                                   % OF TOTAL
                         OPTIONS/ OPTIONS/SARS
                           SARS    GRANTED TO  EXERCISE OR
                         GRANTED  EMPLOYEES IN BASE PRICE  EXPIRATION
NAME                      (#)(2)  FISCAL YEAR   ($/SH)(3)   DATE(4)   0%    5% ($)     10% ($)
----                     -------- ------------ ----------- ---------- --- ---------- -----------
Thomas F. Frist, Jr.,
 M.D. ..................      --        --           --           --   --         --          --
David R. White.......... 100,000        --       $39.88       2/3/07   -- $2,507,717 $ 6,355,048
                         250,000      1.58%      $28.19      11/3/07   -- $4,431,741 $11,230,903
James D. Shelton........ 100,000                 $39.88       2/3/07   -- $2,507,717 $ 6,355,048
                         250,000      1.58%      $28.19      11/3/07   -- $4,431,741 $11,230,903
Jay F. Grinney..........  90,000                 $39.88       2/3/07   -- $2,256,945 $ 5,719,543
                         250,000      1.54%      $28.19      11/3/07   -- $4,431,741 $11,230,903
Daniel J. Moen(5)....... 100,000      0.45%      $39.88       2/3/07   -- $2,507,717 $ 6,355,048
Richard L. Scott(6)..... 187,500      0.85%      $39.88     10/25/97   --         --          --
David T. Vandewater(6).. 150,000      0.68%      $39.88     10/25/97   --         --          --
Donald E. Steen(6)......  50,000      0.23%      $39.88      3/31/98   --         --          --

--------
(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Common Stock over the term of the options. These amounts do not take into account provisions of the options relating to termination of the option following termination of employment, nontransferability or vesting over periods of up to five years.
(2) Options to acquire shares of the Common Stock. The Company granted options at two separate times in 1997. The 1997 regular grant was issued in Febru-ary 1997. A special grant was issued in November 1997 to help ensure the retention and motivation of key executives at the time the Company was re-organizing.
(3) The option exercise price may be paid in shares of the Common Stock owned by the executive officer, in cash, or a combination thereof.
(4) The ten-year options become exercisable with respect to 25% of the shares covered thereby on the second, third, fourth and fifth anniversary dates following the date of grant. The exercise price was equal to the fair mar-ket value of the Common Stock on the date of grant.
(5) On March 5, 1998, Mr. Moen was granted 200,000 option shares at an exer-cise price of $26.47. He did not participate in the November 1997 special grant.
(6) Options expired 90 days after termination of employment and in accordance with the terms of the Plan.

OPTION EXERCISES DURING 1997 FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

  The following table provides information related to options exercised by the named executive officers during the 1997 fiscal year and the number and value of options held at fiscal year end. The Company has not issued stock apprecia-tion rights or warrants to its executive officers.

                                                                                     VALUE OF UNEXERCISED
                                                           NUMBER OF UNEXERCISED         IN-THE-MONEY
                                                               OPTIONS/SARS              OPTIONS/SARS
                                                               AT FY-END (#)           AT FY-END ($)(2)
                                                         ------------------------- -------------------------
                          SHARES ACQUIRED      VALUE
NAME                     ON EXERCISE (#)(1) REALIZED ($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ------------------ ------------ ----------- ------------- ----------- -------------
Thomas F. Frist, Jr.,
 M.D. ..................          --                --     116,250      187,500    $1,428,285    $323,438
David R. White..........          --                --      37,500      507,500    $  111,563    $557,188
James D. Shelton........          --                --      37,500      500,000    $  117,188    $562,813
Jay F. Grinney..........       12,750        $  368,531     16,499      415,750    $   59,741    $422,353
Daniel J. Moen..........       52,500        $1,592,343     45,000      265,000    $  159,375    $245,625
Richard L. Scott........      333,750        $5,153,797        --           --            --          --
David T. Vandewater.....      281,250        $3,595,905        --           --            --          --
Donald E. Steen.........      135,693        $1,546,628     15,000      140,000    $   43,125    $129,375

--------
(1) Except as noted in the table, the named executive officers did not exer-cise any stock options during 1997.
(2) The closing price for the Common Stock as reported by the New York Stock Exchange, Inc. on December 31, 1997 was $29.625. Value is calculated on the basis of the difference between the option exercise price and $29.625 multiplied by the number of shares of Common Stock underlying the option.

DIRECTORS' COMPENSATION

  For 1997, the annual retainer for outside directors who are neither officers nor employees of the Company ("Non-Employee Directors") was increased from $26,000 (payable in cash) to $40,000 (payable in the form of Common Stock), and the Board meeting fee was increased from $1,000 to $1,200 per meeting. Committee chairpersons received $1,200 (increased from $1,000) per meeting, and other committee members received a fee of $800 (increased from $500) per meeting, in both cases payable only for attendance at committee meetings not held in conjunction with a meeting of the Board of Directors. Directors are also reimbursed for expenses incurred relating to attendance at meetings. Since 1994, new directors have received an initial option to acquire shares of Common Stock (exercisable at the shares' fair market value on the date of grant) having an aggregate exercise price equal to two times the outside di-rector's annual retainer fee then in effect, but in no event more than 4,500 shares. Following each succeeding annual meeting, each outside director who continued in office received an option to acquire shares of Common Stock (ex-ercisable at the shares' fair market value on the date of grant) having an ag-gregate exercise price equal to the outside director's annual retainer fee then in effect, but in no event more than 3,000 shares. Effective in 1997, the Company matched charitable contributions by directors up to an aggregate $15,000 annually. For directors who were former directors of Galen Health Care, Inc., the Company matched, on an annual basis, up to $20,000 in charita-ble contributions, and such directors were eligible to participate in the Company's self-funded medical and dental plans.

  A number of changes have been made for 1998. These changes, which are pri-marily designed to provide Non-Employee Directors the opportunity to build an immediate, significant ownership stake in the Company, are summarized as fol-lows. Outside directors have the choice of (i) receiving an annual retainer of $40,000 payable in restricted stock that vests one year from the date of grant; or (ii) receiving, in lieu of annual retainers for the next 5 years, $200,000 in restricted stock units that vest annually over a 5-year period at a rate of 20% per year. Non-Employee Directors first elected after 1998 will be given the choice of a prorated award (for the portion of the 5-year period they serve) or annual restricted stock retainers. In 1998, Non-Employee direc-tors will be granted stock options (exercisable at the shares' fair market value on the date of grant) having an aggregate exercise price equal to 12.5 times the annual retainer. This grant is in lieu of an annual stock option grant for the next 5 years and will vest over a 5-year period at a rate of 20% per year, commencing on the date of grant. In addition, committee fees have been increased from $800 to $1,000.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL AGREEMENTS

  Medical Care America, Inc., a wholly-owned subsidiary of the Company, en-tered into an employment agreement with Donald E. Steen on November 15, 1993. The employment agreement had an initial term through November 15, 1996 and was subsequently renewed. The base salary for Mr. Steen was $507,000 in 1997. The agreement also provided for severance payments based on Mr. Steen's base sal-ary at the time of termination plus a bonus (payable monthly on a pro rata ba-sis) at a rate equal to the average annual bonuses paid to Mr. Steen for the two calendar years preceding termination for a period of 24 months following termination or until November 15, 1998, whichever was later. Mr. Steen's em-ployment with Company terminated on December 31, 1997. In lieu of the above-referenced agreement, Mr. Steen and the Company entered into a separation agreement on October 17, 1997. Pursuant to the agreement, the Company paid Mr. Steen a lump-sum payment of $2,408,250, which was equal to three years' salary and incentive compensation plus incentive compensation for the period from July 1 through December 31, 1997. In addition, the Company paid Mr. Steen, $7,670 for health and dental insurance for eighteen months, $35,000 for relo-cation expenses and $5,000 for outplacement services. Mr. Steen also received $87,750 for accrued but unused paid time off. Pursuant to the terms of the 1995 Management Stock Purchase Plan, Mr. Steen received $329,982 in consideration for re-stricted stock issued under the plan. Mr. Steen also received proceeds in the amount of $1,546,628 upon exercised vested options for the Company's Common Stock. Simultaneously with the execution of the separation agreement, Mr. Steen entered into a six month consulting agreement with the Company pursuant to which he was to receive $42,250 per month for the term of the agreement. However, the Company canceled the consulting agreement on January 16, 1998 and no payments were made thereunder.

  The Company entered into a two-year employment agreement with R. Clayton McWhorter on April 24, 1995. Under the employment agreement, Mr. McWhorter was entitled to an annual base salary of $600,000, and was eligible to participate in all executive compensation and employee benefit plans or programs applicable to senior management employees of the Company. Mr. McWhorter terminated his employment with the Company in 1996. Under the agreement, Mr. McWhorter received his base salary until April 24, 1997. In addition, the Company paid Mr. McWhorter $2,400,000 and accelerated the vesting on 20,115 shares of restricted stock on July 1, 1995, in consideration for the termination of a severance protection agreement that Mr. McWhorter had with Healthtrust, Inc. -- The Hospital Company. The payment was in lieu of any other severance or termination payment to which Mr. McWhorter would otherwise have been entitled.

  The Company entered into separation agreements with Richard L. Scott and Da-vid T. Vandewater on July 25, 1997. Pursuant to the agreements, the Company paid Mr. Scott a one-time payment of $5,130,000 and paid Mr. Vandewater a one-time payment of $3,240,000. The agreements also provide for five year consult-ing agreements pursuant to which Mr. Scott will receive an additional $950,000 per year and Mr. Vandewater will receive an additional $600,000 per year to consult and assist the Company in connection with issues involving litigation, compliance and governmental or other investigations. Messrs. Scott and Vandewater have agreed to a limited noncompete with the Company for a period of two years. In accordance with the Restated Certificate of Incorporation of the Company and the laws of the State of Delaware, the Company will continue to advance each executive expenses and fees for retention of legal counsel in connection with matters relating to actions as an officer, director or em-ployee of the Company, and each executive will continue to be entitled to the benefit of the indemnification and limitation of liability provisions con-tained in the Company's Restated Certificate of Incorporation. The Company will continue to insure both executives under the Company's directors and of-ficers liability insurance policies for a period of five years. In addition, for the five year term of the consulting agreement, the Company will continue to pay for health insurance for each executive and for two years from the sep-aration date, the Company will reimburse certain additional expenses including reasonable office expenses for use in performing services under the agreement. In the event Mr. Scott or Mr. Vandewater moves more than 90 miles from Nash-ville within two years of the separation date, the Company will reimburse the executive for reasonable moving expenses and each executive shall have the op-tion to have the Company purchase the executive's primary residence at the price of the executive's net cumulative investment costs and assume any mort-gage indebtedness on the residence.

  In addition, Mr. Scott and Mr. Vandewater were paid for accrued but unused paid time off in the amount of $164,423 and $103,846, respectively, and for accrued bonuses of $443,333 and $280,000, respectively. Both executives also cashed out of the Company's 1995 Management Stock Purchase Plan. Pursuant to the terms of the plan, Mr. Scott received proceeds in the amount of $1,368,000 and Mr. Vandewater received proceeds in the amount of $429,500. In addition, on October 15, 1997, Mr. Scott and Mr. Vandewater exercised their remaining vested options for the Company's Common Stock and received proceeds in the amount of $444,735 and $352,155, respectively.

  Following the announcement of the sale of ValueRx, Inc. and Value Behavioral Health, Inc., the Company entered into a separation agreement with Daniel J. Moen on September 12, 1997. Unless Mr. Moen accepts a new position with the Company, his resignation is to be effective within 30 days following the clos-ing of the transactions to divest or joint venture Value Behavioral Health, Inc. and ValueRx, Inc. Within 10 days of the effective date of his resigna-tion, Mr. Moen will receive payment equal to three years salary plus equiva-lent incentive compensation for three years. The Company will also pay
Mr. Moen for all unused paid time off, health and dental insurance, relocation expenses and outplacement services. In addition, Mr. Moen may exercise vested stock options and receive cash for restricted shares of the Company's Common Stock in accordance the terms of the plans under which such options and re-stricted stock were granted. Effective February 1998, Mr. Moen assumed addi-tional responsibilities dealing with managed care activities within the Compa-ny. However, such assumption of duties does not constitute Mr. Moen as "ac-cepting a new position with the Company," as described above.

  In order to retain key senior officers, the Company has established a sever-ance pay policy that provides that if a senior officer (senior vice president or group president) is terminated without cause prior to December 31, 1998, the Company will pay to such senior officer as severance three times such se-nior officer's salary, $35,000 for relocation expenses, 18 months of insurance coverage and certain other expenses and accrued paid time off and benefits.

  In October 1997, all agreements under the Columbia/HCA Healthcare Corpora-tion 1992 Stock and Incentive Plan were amended to provide for immediate and 100% vesting of stock options granted under the plan upon a "change in con-trol" of the Company.

       COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION FOR 1997

  Decisions on compensation of the Company's executives are made by the Com-pensation Committee of the Company's Board of Directors (the "Compensation Committee"). Each member of the Compensation Committee is a non-employee di-rector. No member of the Compensation Committee is a current or former em-ployee or officer of the Company or any of its affiliates. Responsibilities of the Compensation Committee include approval of compensation arrangements for executive management, review of compensation plans relating to officers, grants of options and other benefits under the Company's employee benefit plans and general review of the Company's employee compensation policy. Pursu-ant to certain rules of the Commission designed to enhance disclosure of cor-porate policies toward executive compensation, set forth below is a report submitted by the Compensation Committee.

COMPENSATION PHILOSOPHY AND POLICIES FOR EXECUTIVE OFFICERS

  The Compensation Committee believes the most effective executive compensa-tion program aligns the interests of stockholders and executives. The Company's primary objective is to provide quality health care while enhancing long-term stockholder value. The Compensation Committee is committed to a strong, positive link between the Company's strategic business goals and its compensation and benefit goals. The Company does not generally have contrac-tual agreements of employment with executive officers. The Company provides its executive officers with a minimal number of perquisites. The Company's ex-ecutive compensation program is consistent with the Company's overall compen-sation philosophy for all management levels.

  The Company's executive compensation program has been designed to support the objective of creating stockholder value by:

  . Directly aligning the interests of executives with the long-term inter-ests of stockholders by making stock appreciation over the long run the cornerstone of executive compensation through award opportunities that can result in the ownership of substantial amounts of the Common Stock.

  . Providing compensation opportunities that create an environment that at-tracts and retains talented executives on a long-term basis.

  . Appropriately balancing the Company's short-term and long-term business and financial and strategic goals.

1997 COMPENSATION PROGRAM

  For 1997, the Company's executive compensation program was comprised of three components: base salary, annual cash incentive (bonus) and long-term in-centive opportunity in the form of non-qualified stock options. The Company also has a program which allows the officers of the Company (including the named executive officers) to receive in lieu of all or a portion of the bonus restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant.

BASE SALARY

  The base salaries of certain of the Company's executive officers are listed in the Summary Compensation Table found under "Executive Compensation" in this Proxy Statement. These salaries and the salaries of other executive officers are evaluated annually. In determining appropriate salary levels and salary increases, the Compensation Committee considers level of responsibility, indi-vidual performance, internal equity and external pay practices. In this latter regard, the Compensation Committee has attempted to set base salaries of exec-utive officers at a level which approximates the "market" rate, as determined from information gathered by the Company from independent compensation con-sulting firms.

  The Compensation Committee increased the base salaries of the named execu-tive officers (other than Dr. Frist) during the last fiscal year based upon an evaluation of each executive's performance. The Compensation Committee consid-ered the success of the executive officers in developing and executing the Company's strategic plans, developing management employees and exercising leadership. Based upon information provided by management, the Compensation Committee believes that executive officer base salaries for 1997 were in line with the average salaries paid by other comparable healthcare companies, in-cluding the companies included in the Standard & Poor's Hospital Management Composite Index (the "Hospital Index").

ANNUAL INCENTIVES

  For 1997, annual incentive (bonus) award opportunities at the Company were designed to:

  . Focus management attention on key operational goals deemed important for the upcoming fiscal year.

  . Support the Company's strategic goal for consistent growth by highlight-ing corporate and business unit earnings as the main performance measure affecting incentive bonus payments.

  . Tie management's interests to the stockholders' interests by condition-ing the targeted bonus on the attainment of earnings per share goals.

  Annual bonuses were designed to be dependent upon the individual's position, responsibility and ability to impact the Company's financial success and to provide competitive incentive pay only for meeting or exceeding performance goals. For 1997, earnings per share performance comprised 50% of the target bonus and was contingent upon the Company meeting its budgeted earnings per share goal. A discretionary component comprised the balance of the target bo-nus and was to be determined by the Compensation Committee based upon the ex-ecutive's accomplishment of certain goals and objectives, including patient satisfaction goals, which were to account for 20% of this discretionary compo-nent (i.e., 10% of the entire award).

  In view of the significant challenges facing the Company including the gov-ernmental investigation and internal reorganization, and the Compensation Com-mittee's decision to substantially alter the Company's executive compensation program going forward in response to those challenges (see "1998 Compensation Program," below), the Compensation Committee awarded all employees, including the named executive officers (other than Dr. Frist and those executive officers whose employment terminated in
1997) a bonus for 1997 equal to 100% of the target bonus, half of which was paid in September 1997 and half of which was paid in March 1998. Despite the fact that the Company did not meet its earnings per share goal, the Compensa-tion Committee firmly believes that these payments were necessary to help en-sure the retention of those executives whose performance is critical to the Company's ability to respond successfully to the challenges it faces.

  The Columbia/HCA Healthcare Corporation 1995 Management Stock Purchase Plan (the "Management Plan") allowed in 1997 the officers of the Company (including the named executive officers) to receive in lieu of all or a portion of the bonus shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Common Stock on the date of grant. The re-stricted period for restricted shares granted under the Management Plan will generally be three years from the date of grant. If employment is terminated during the restricted period, then, subject to certain exceptions, the partic-ipant will receive a cash payment equal to the lesser in value of (i) the re-stricted shares at their then-current fair market value or (ii) the aggregate amount of the salary foregone by the participant as a condition to receiving restricted shares. Any additional value is forfeited.

LONG-TERM INCENTIVES

  In 1997, long-term incentive compensation was provided in the form of non-qualified stock options, which are directly related to improvement in long-term stockholder value. Stock option grants provide an incentive that focuses the executive's attention on managing the Company from the perspective of an owner with an equity stake in the business and help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the stockholders.

  Specifically, the option grants to executive officers provide the right to purchase shares of Common Stock at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable only over a period of time, generally two to five years. In October 1997, all agreements under the Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan were amended to provide for immediate and 100% vesting of stock options granted un-der the plan upon a "change in control" of the Company. The number of shares covered by each grant reflects the executive's level of responsibility and past and anticipated contributions to the Company.

  The Compensation Committee made option grants at two separate times in 1997. (In determining the number of options to grant to the executive officers, the Compensation Committee did not consider prior grants, but did consider the other items of compensation.) In February 1997, options to purchase shares of Common Stock were granted to executive officers, including the named executive officers (other than Dr. Frist). These options vest cumulatively in four an-nual installments of 25% beginning on the second anniversary date of the grant and expire ten years after the date of grant. The Compensation Committee de-termined the size of these option grants based on its judgment considering the executive officers' actual and potential contribution to the Company.

  In November 1997, the Compensation Committee made a special stock option grant to executive officers, including the named executive officers (other than Dr. Frist and those executive officers whose employment terminated in
1997) to help ensure the retention and motivation of key executives during this important period for the Company. These options also vest cumulatively in four annual installments of 25% beginning on the second anniversary date of the grant and expire ten years after the date of grant. On average, the size of these November grants was two times a competitive median long-term grant for a two-year (i.e., 1998-1999) period. Accordingly, and while it reserves the right to do so, the Compensation Committee does not intend to make any further stock option grants to these executives until 2000.

CHIEF EXECUTIVE OFFICER COMPENSATION

  On July 25, 1997, Dr. Frist, the Vice Chairman of the Board and a substan-tial stockholder of the Company, assumed the responsibilities of Chairman of the Board and Chief Executive Officer of the Company. Dr. Frist has determined not to accept any salary for his services as Chief Executive Officer or par-ticipate in any incentive compensation programs. Accordingly, after July 25, 1997 no salary or bonus was paid, and no options were granted to Dr. Frist. While the Compensation Committee firmly believes that the value of Dr. Frist's services is extraordinary, it nevertheless concurs with and respects his deci-sion.

  Prior to his resignation on July 25, 1997, Richard L. Scott was generally eligible to participate in the same executive compensation plans available to the other senior executive officers. The Compensation Committee's general ap-proach in setting his compensation was to seek to be competitive with other large U.S. corporations with similar revenues. Mr. Scott's base salary for 1997 was set at $931,500. Mr. Scott became entitled to certain compensation and benefits pursuant to the terms of a separation agreement entered into with the Company upon the termination of his employment. The terms and conditions of Mr. Scott's separation agreement were negotiated by the Board of Directors of the Company. The terms of such agreement are described under "Employment, Severance and Change in Control Agreements" above.

EXECUTIVE COMPENSATION TAX DEDUCTIBILITY

  The Omnibus Budget Reconciliation Act of 1993 (the "Budget Act"), generally provided that, commencing in 1994, compensation paid by publicly-held corpora-tions to the chief executive officer and the four most highly paid other exec-utive officers in excess of $1 million per year per executive will be deduct-ible by the Company only if paid pursuant to qualifying performance-based com-pensation plans approved by the stockholders of the Company. (The determina-tion of which executives, including the chief executive officer, are subject to this provision is made as of the last day of the Company's fiscal year.) Compensation as defined by the Budget Act includes, among other things, base salary, incentive compensation and gains on stock option transactions. The Company establishes individual compensation based primarily upon Company per-formance and competitive considerations. As a result, executive officer com-pensation may exceed $1 million in a given year. In 1997, no executive officer whose compensation is subject to the Budget Act's limit on deductibility re-ceived base salary and other non performance-based compensation in excess of $1 million.

1998 COMPENSATION PROGRAM

  Given the many and significant challenges facing the Company, including the governmental investigation and internal reorganization, the Compensation Com-mittee has made significant changes to the executive compensation program for 1998. The Compensation Committee believes these changes will properly align the interests of executives, including the named executive officers, and stockholders and better enable the Company to meet successfully the challenges it faces.

  The 1998 executive compensation program is briefly described below (as pre-viously stated, Dr. Frist does not participate in these programs):

Cash Compensation

  The Committee has decided to eliminate future annual cash bonuses. Effective 1998, the base salary of all employees, including the named executive offi-cers, has been increased by his or her prior target annual bonus opportunity. Total annual cash compensation remains targeted at the median total annual cash compensation paid by other comparable healthcare companies.

Equity-Based Compensation

  Pursuant to the Columbia/HCA Healthcare Corporation 1992 Stock and Incentive Plan, executives, including named executive officers, will have an annual op-portunity to earn restricted shares of Common Stock based on the achievement of annual financial and oper-ating goals. The award opportunity is approximately 50% of the executive's prior annual bonus opportunity. To encourage continued focus on the longer-term, the Common Stock award will vest over a two year period at 50% per year. The Company will continue to rely on stock options to focus executives on de-livering superior long-term returns to stockholders. As stated above, the Com-pensation Committee, while it reserves the right to do so, does not intend to make further option grants to executives who received a November 1997 stock option award until 2000.

  The Management Plan has been amended to allow the officers of the Company (including the named executive officers) to reduce up to 25% of their base compensation and to receive instead awards of shares of restricted stock of the Company at a 25% discount from the fair market value of the Company's Com-mon Stock on the date of grant and upon such other terms as previously stated.

  The foregoing report is submitted by all of the members of the Compensation Committee of the Company's Board of Directors whose members are as follows:

                          William T. Young (Chairman)
                                T. Michael Long
                             Frank S. Royal, M.D.

  The foregoing report of the Compensation Committee shall not be deemed in-corporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specif-ically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During 1997, the members of the Compensation Committee were responsible for determining executive compensation and stock option grants to executive offi-cers. The following directors currently serve on the Compensation Committee:
William T. Young, T. Michael Long and Frank S. Royal, M.D. Richard L. Scott, the Former Chairman and Chief Executive Officer of the Company, submitted rec-ommendations to the Compensation Committee concerning executive officer com-pensation for 1997 (until his resignation on July 25, 1997), but did not par-ticipate in deliberations regarding the compensation of such executive offi-cers. Thomas F. Frist, Jr., M.D., the current Chairman and Chief Executive Of-ficer of the Company, submitted recommendations to the Compensation Committee concerning executive officer compensation after July 25, 1997 and for 1998, but did not participate in deliberations regarding the compensation of such officers.

  On November 12, 1992, the Board of Directors of the Company adopted the Co-lumbia Hospital Corporation Outside Directors Nonqualified Stock Option Plan (the "Directors Plan"), which provides for option grants to non-employee di-rectors, including those directors that serve on the Compensation Committee. The stockholders of the Company approved the adoption of the Directors Plan on May 20, 1993. The Directors Plan was amended by the Board of Directors on March 5, 1998 to increase the number of shares authorized under the Directors Plan and to provide for such other amendments. See "Directors' Compensation" above and "Item 3--Amendments to the Columbia Hospital Corporation Outside Di-rectors Nonqualified Stock Option Plan" below.

  T. Michael Long, co-manager of The 1818 Fund, L.P. (the "Fund"), became a member of the Board of Directors of the Company on March 18, 1991, in connec-tion with the Fund's purchase of a $40 million principal amount 9% Subordi-nated Mandatory Convertible Note due June 30, 1999 (the "9% Note"). The 9% Note was converted into Common Stock at a conversion price of $12.33 per share in two separate transactions on June 16 and July 1, 1994. The Company also is-sued a warrant to purchase 600,000 shares of Common Stock (the "Warrant") to the Fund which was subsequently transferred to an unrelated party in 1997. The Warrant was exer-cised in March 1998 at the exercise price of $13.33 per share. At the time of issuance of the Warrant, the Fund was also granted certain incidental and de-mand registration rights by the Company with respect to the shares of Common Stock issuable upon conversion of the 9% Note and exercise of the Warrant.

COMPANY STOCK PERFORMANCE

  The following Performance Graph shall not be deemed incorporated by refer-ence by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

  The graph below compares the cumulative total stockholder return on the Company's Common Stock for the past five years, with the cumulative total re-turn of companies on the Standard & Poor's 500 Index (S&P 500 Index) and the Standard & Poor's Hospital Management Index (Hospital Index) over the same pe-riod (assuming the investment of $100 in the Company's Common Stock, the S&P 500 Index and the Hospital Index on December 31, 1992 and reinvestment of all dividends).

                   COLUMBIA/HCA HEALTHCARE CORPORATION

                    COMPARISON OF CUMULATIVE TOTAL RETURNS


                       [PERFORMANCE GRAPH APPEARS HERE]

12/31/92            $100                  $100                 $100
12/31/93            $156                  $110                 $151
12/31/94            $172                  $112                 $160
12/31/95            $240                  $153                 $224
12/31/96            $290                  $189                 $263
12/31/97            $211                  $252                 $230

 ITEM 2--AMENDMENT OF THE RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR
                         ANNUAL ELECTION OF DIRECTORS

  Following the appointment of Thomas F. Frist, Jr., M.D., as Chairman of the Board and Chief Executive Officer of the Company in July 1997, the Company has been considering declassifying the Board of Directors of the Company and pro-viding for the annual election of directors in light of the view of some in-vestors that classified boards have the effect of insulating directors from a corporation's stockholders. On December 15, 1997, the Company received a stockholder proposal requesting that the Board of Directors take the necessary steps under Delaware law to effect such a declassification of the Board of Di-rectors with the current members serving out their respective class terms. In light of the action taken by the Board of Directors of the Company described below, the stockholder proposal has been withdrawn.

  The Board of Directors has unanimously approved, and recommends to stock-holders that they consider and approve, a proposal to amend the Company's Re-stated Certificate of Incorporation to phase out the current division of the Board of Directors into three classes, with one class elected each year for a three year term, and to provide instead for the annual election of all direc-tors commencing with the class of directors standing for election in 1999 ("Charter Amendment"). In order to ensure a smooth transition to the new sys-tem, the proposed amendment would not shorten the terms of directors elected prior to its effectiveness, including those elected at the 1998 annual meet-ing. The new procedure would, however, apply to all directors as their current terms expire. Thus, the Class III directors, who were elected at the 1996 an-nual meeting for a three-year term or appointed to fill vacancies as Class III directors prior to the 1999 Annual Meeting of Stockholders, would stand for election at the 1999 annual meeting for a one-year term and would thereafter stand for election at each successive annual meeting. The current Class I di-rectors who were elected at the 1997 annual meeting for a three-year term or appointed to fill vacancies as Class I directors prior to the 2000 Annual Meeting of Stockholders, would stand for election at the 2000 annual meeting for a one-year term and would thereafter stand for election at each successive annual meeting. Beginning with the annual meeting in 2001, the classification of the Board would terminate and all directors would be subject to annual election. Adoption of the Charter Amendment will have the effect of providing stockholders the opportunity to judge the performance and vote on the election of directors annually as opposed to every three years.

  The proposed amendment would also: (i) amend the vacancy provision to pro-vide that directors appointed to fill a vacancy shall hold office until the next annual meeting, or until their successors are elected and qualified or until their earlier resignation or removal, in order to conform this provision with the declassification of the Board and (ii) effective after the Annual Meeting of Stockholders in 2001, delete the provision that directors may be removed only for cause to conform with provisions under Delaware law. Under Delaware law, directors of companies that do not have classified boards may be removed by stockholders with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote gener-ally in the election of directors.

  The primary effect of the Company's proposal to amend its Restated Certifi-cate of Incorporation to declassify the Board of Directors will be to remove what is often considered to be an obstacle to a change of control of a corpo-ration. The annual election of directors will permit stockholders by majority vote to elect an entire slate of stockholder-nominated candidates should the stockholders believe that those candidates better represent the interests of the stockholders than the incumbent board. In addition, the amendment to the removal provision, when it becomes effective, will allow the entire Board of Directors to be removed at any duly held meeting by the holders of a majority of the shares.

  If the proposed amendment is approved, the Fifth Article of the Company's current Restated Certificate of Incorporation would be deleted and replaced by the following:

  FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Restated Certificate of Incorporation directed or required to be exercised or done by the stock-holders.

  A. Number of Directors. The number of directors of the Corporation (exclu-sive of directors to be elected by the holders of one or more series of the Preferred Stock of the Corporation which may be outstanding, voting sepa-rately as a series or class) shall be fixed from time to time by action of not less than a majority of the members of the Board of Directors then in office, but in no event shall be less than three nor more than eighteen.

  B. Terms. Until the annual meeting of stockholders in 2001, the directors shall be divided into three classes designated Class I, Class II and Class III, respectively. Each director elected prior to the effectiveness of this Article FIFTH shall serve for the full term for which he or she was elect-ed, such that the term of each director elected at the 1996 annual meeting (Class III) or appointed to fill a vacancy as a Class III director prior to the 1999 annual meeting shall end at the annual meeting in 1999, the term of each director elected at the 1997 annual meeting (Class I) or appointed to fill a vacancy as a Class I director prior to the 2000 annual meeting shall end at the annual meeting in 2000, and the term of each director elected at the 1998 annual meeting (Class II) or appointed to fill a va-cancy as a Class II director prior to the 2001 annual meeting shall end at the annual meeting in 2001. Following the expiration of the term of Class III directors in 1999, Class I directors in 2000, and Class II directors in 2001, the directors in each such Class shall hold office for a term expir-ing at the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal. Commencing with the Annual Meeting of Stockholders in 2001, the foregoing classification of the Board of Directors shall cease, and all directors shall be of one class and shall hold office for a term expiring at the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal. In no case shall a decrease in the number of directors shorten the term of any incumbent director.

  C. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, disqualification or removal may be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold of-fice for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires; pro-vided that, after the Annual Meeting of Stockholders in 2001, directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal. No decrease in the number of direc-tors constituting the Board of Directors shall shorten the term of any in-cumbent director.

  D. Removal. Until and including the Annual Meeting of Stockholders in 2001, and subject to the rights, if any, of any series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. Following the Annual Meeting of Stockholders in 2001, subject to the rights, if any, of any se-ries of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time by the affirmative vote of the holders of the majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class at a duly held meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS.

   ITEM 3--AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION OUTSIDE DIRECTORS
                        NONQUALIFIED STOCK OPTION PLAN

  The Board of Directors is requesting the stockholders to consider and ap-prove amendments to the Columbia Hospital Corporation Outside Directors Non-qualified Stock Option Plan ("Directors' Plan") to (a) increase the number of shares authorized thereunder from 150,000 shares to 500,000 shares, (b) change the name to the Columbia/HCA Healthcare Corporation Outside Directors Stock and Incentive Compensation Plan, (c) amend the formula for granting options as set forth below, and (d) add provisions for formula grants of Restricted Share and Restricted Share Unit awards (the "Amended Plan").

  The Directors' Plan was adopted by the Company's Board of Directors on No-vember 12, 1992 and approved by the stockholders on May 20, 1993. The Direc-tors' Plan was subsequently amended on February 10, 1994.

  The Directors' Plan currently provides for up to 150,000 shares of Common Stock of the Company ("Common Stock") to be available for grant under the Di-rectors' Plan. This number of shares is subject to normal anti-dilution provi-sions which increase or decrease the number of shares available upon the oc-currence of certain events, such as stock splits or stock dividends.

  Under the Directors' Plan, options are granted to those directors who are outside directors (any members of the Board who are not also employees of the Company or any of its subsidiaries, the "Non-Employee Directors"). All grants are awarded automatically, and the number of shares covered is fixed. No op-tion granted under the Directors' Plan may extend for more than ten years.

  The Directors' Plan currently provides that each Non-Employee Director who joins the Columbia Board will receive an option to acquire shares of Common Stock under the Directors' Plan (exercisable at the shares' fair market value on the date of grant of the option) having an aggregate exercise price equal to two times the Non-Employee Director's annual retainer fee then in effect (currently $40,000), but in no event more than 4,500 shares. Following each succeeding Annual Meeting of Stockholders and to coincide with the election of directors, each Non-Employee Director who continues in office is to receive an option to acquire shares of Common Stock (exercisable at the shares' fair mar-ket value on the date of grant of the option) having an aggregate exercise price equal to the Non-Employee Director's annual retainer fee then in effect, but in no event more than 3,000 shares. The options may generally be exercised from the date of the grant up to 90 days following termination of service on the Board and expire five years after the date of grant.

  On March 5, 1998, the Board of Directors of the Company approved the Amended Plan. The Amended Plan is designed to help attract and retain qualified direc-tors and be competitive with companies of similar size. The Amended Plan provides Non-Employee Directors with an incentive to improve corporate performance and the opportunity to build an immediate, significant ownership stake in the Company.

  The Amended Plan revises the formula for option grants. In 1998, as a one-time grant, each Non-Employee Director will receive an option to acquire shares of Common Stock (exercisable at the shares' fair market value on the date of grant) having an aggregate exercise price equal to twelve and one-half times the Non-Employee Director's annual retainer fee (currently $40,000). This grant is in lieu of annual stock option grants which historically would have been otherwise granted for the next five years and will vest in annual installments at a rate of twenty percent (20%) per year, commencing on the date of grant. Non-Employee Directors first elected after 1998 will receive a prorated option grant (for the remaining portion of the five-year period end-ing in 2003), which will similarly vest in annual installments. All such op-tions will have a ten-year term and, to the extent vested, may generally be exercised up to 90 days following termination of service on the Board (except that a six-month period applies in case of death or disability). The option price may be paid (i) in cash, (ii) in stock or (iii) in a combination of cash and stock.

  Options granted under the Amended Plan are not transferable other than by will or the laws of descent and distribution, and are exercisable during the director's lifetime only by the director (except that transfers to family mem-bers are permitted in limited circumstances).

  The Amended Plan also provides for Restricted Share and Restricted Share Unit awards. Beginning in 1998, each Non-Employee Director will be entitled to receive, in lieu of an annual cash retainer, an award of a number of Re-stricted Shares having a fair market value of $40,000 on the date of grant. Each year's grant of Restricted Shares will vest one year after the date of grant. If a Non-Employee Director's service on the Board terminates other than by death or disability, his or her rights to any Restricted Shares that have not yet vested will be forfeited. Restricted Shares may not be transferred or disposed of (except by will or the laws of descent and distribution) before they become fully vested. A Non-Employee Director will not be entitled to de-livery of the stock certificate for any such shares prior to vesting, but will have all other rights of a stockholder with respect to Restricted Shares, in-cluding dividend and voting rights.

  Under the Amended Plan, in lieu of receiving awards of Restricted Shares as described above, a Non-Employee Director will have the right to make a one-time election in 1998 (by timely written notice to the Company) to receive, in lieu of annual Restricted Share awards for the five-year period beginning in 1998, a single Restricted Share Unit award having a fair market value of $200,000 (based on the fair market value of the Common Stock on the date of grant). An award of Restricted Stock Units will vest in annual installments over a five-year period, at the rate of twenty percent (20%) of the covered Units per year. If a Non-Employee Director's service on the Board is termi-nated for any reason other than death or disability, the director will forfeit all rights to payment with respect to any Restricted Share Units that have not yet vested. A Non-Employee Director will be entitled to payment in respect of vested Restricted Share Units at the time his service on the Board terminates, except that certain alternative payment dates may be elected (by timely writ-ten notice to the Company). Payments in respect of any Restricted Share Units will be in shares of Common Stock (with one share to be payable in respect of each vested Unit).

  Upon a "change in control" (as defined in the Amended Plan), all outstanding options will become fully vested and exercisable, all restrictions relating to Restricted Shares will lapse and all Restricted Share Units which would become vested within a year of the change in control will become vested.

  The grant of options to Non-Employee Directors does not create income tax-able to the recipient at the time of grant. Upon exercise, a Non-Employee Di-rector will recognize ordinary income to the extent the fair market value of the shares acquired exceeds the option exercise price. When the acquired shares are eventually sold, the Non-Employee Director will recognize capital gains to the extent the sale price of the shares exceeds the fair market value at the time of exercise. To the extent the Non-Employee Director recognizes in-come upon exercise, the Company will generally be entitled to a corresponding deduction.

  A Non-Employee Director must generally include the fair market value of Re-stricted Shares as ordinary income at the time such Restricted Shares become vested. However, a Non-Employee Director may instead elect, pursuant to Sec-tion 83(b) of the Code, to include as ordinary income, in the year of grant of the Restricted Shares, an amount equal to the fair market value of the Re-stricted Shares on the date of such transfer. Such an election must be made within 30 days of the date of such grant. A Non-Employee Director's tax basis in Restricted Shares is equal to the amount paid for such shares plus the amount includable in income with respect to such Restricted Shares. With re-spect to the sale of Restricted Shares after they become vested, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin when the Restricted Shares become vested, unless the Non-Employee Director has made a Section 83(b) election, in which event the hold-ing period will commence at the time the Restricted Shares are transferred by the Company to such person. The Company generally will be entitled to a deduc-tion in the amount of a Non-Employee Director's income, at the time such in-come is recognized.

  A Non-Employee Director who makes a timely election to receive Restricted Share Units generally must include as ordinary income the fair market value of the Common Stock received in payment of such Restricted Share Units at the time of such payment. With respect to the sale of such Common Stock, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the holding period. The holding period for capital gains treatment will begin when Common Stock is received in payment of the Re-stricted Share Units. The Company generally will be entitled to a deduction in the amount of a Non-Employee Director's income, at the time such income is recognized as described above.

  A favorable vote of the stockholders present at the meeting in person or by proxy is required for approval of the Directors' Plan. If the Directors' Plan is not approved, the Board of Directors intends to reexamine its incentive plan for Non-Employee Directors, with a view to developing a plan that main-tains the Non-Employee Directors' compensation at competitive levels and pro-vides appropriate incentives.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE COLUMBIA/HCA HEALTHCARE CORPORATION OUTSIDE DIRECTORS STOCK AND INCENTIVE COMPENSATION PLAN.

                       ITEM 4--RATIFICATION OF AUDITORS

  The Board of Directors, in accordance with the recommendation of its Audit Committee, the members of which are not employees of the Company, has ap-pointed Ernst & Young LLP, as independent auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 1998. Ernst & Young LLP has served as the Company's independent auditors since 1994. Representatives of Ernst & Young LLP will be present at the Annual Meet-ing and will be afforded the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 1998. IN THE EVENT STOCKHOLDERS DO NOT RATIFY THE APPOINTMENT, THE APPOINTMENT WILL BE RECONSIDERED BY THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS.

                         ITEM 5--STOCKHOLDER PROPOSALS

  The Company receives many suggestions from stockholders, some as formal stockholder proposals. All are given careful attention.

  Proponents of two stockholder proposals have stated that they intend to present the following proposals at the Annual Meeting. The name, address and number of shares of the Common Stock held by the proponents will be furnished by the Company, either orally or in writing, as requested, promptly upon re-ceipt of any oral or written request directed to the Corporate Secretary's of-fice. The proposals and proponents' statements are quoted below. The Board of Directors opposes the following proposals for the reasons stated after each proposal.

STOCKHOLDER PROPOSAL RELATING TO TOBACCO INVESTMENTS

  "WHEREAS, a July 7-9, 1995 editorial in USA Today declared:

    Here's a little health-care news item: according to a commentary in the upcoming edition of the British medical journal Lancet, major U.S. health insurers are large investors in major U.S. tobacco companies. In other words, the nation's merchants of care are partners with the nation's mer-chants of death. . . these investments grate and gall. Every year, tobacco use is fatal for thousands of Americans. For insurers to provide health care for those suffering smokers on the one hand while investing it in the source of their misery on the other is unconscionable. And hypocritical."

  "Ownership of tobacco equities, we believe, is even more problematic for a company that provides health care to smokers as it is for the life insurance companies who insure smokers. As shareholders, we are deeply concerned about the ethical implications of investments in the tobacco industry by any health care institution, especially when the negative health and financial effects of smoking are so clearly understood and experienced by health care providers."

  "In 1994, the Centers for Disease Control and Prevention released an article entitled "Medical-Care Expenditures Attributable to Cigarette Smoking, United States--1993." The study found that smoking-related disease in the United States has an enormous economic impact. In 1993, it is estimated that the di-rect medical costs associated with smoking totaled $30 billion."

  "In 1996, the AMA called for mutual funds and health-conscious investors to refuse to own stock in tobacco companies and for those same investors to di-vest from stocks and bonds in tobacco companies. We believe that the AMA's ar-gument is compelling for a company like ours."

  "According to a April 23, 1997 report by the Investor Responsibility Re-search Center, about four-tenths of one percent of Health Care Indemnity's (Columbia/HCA's wholly-owned insurance subsidiary) portfolio was invested at that time in tobacco-related stocks and bonds. Even this level of ownership of tobacco equities by a health care company sends mixed messages about smoking. Therefore, let it be

  RESOLVED: that the shareholders request the Board to initiate a policy man-dating no further purchases of tobacco equities in non-pension fund portfolios unless it can be proven that cigarette smoking does not cause the illnesses and deaths attributed to it. Furthermore, the shareholders request the Board to initiate a policy divesting the company of all tobacco stocks by January 1, 1999."

SUPPORTING STATEMENT


  "Our company, which exists to help people keep and repair their health, in-vests in companies that produce cigarettes--the single largest cause of prema-ture death. Just as life insurance companies like Allstate, Chubb, and UNUM have policies and/or practices regarding tobacco equity-related prohibitions or limitations, so should a health care company like Columbia/HCA. If you agree that our company should provide for the restoration and maintenance of health, rather than profit from the sale of products that contribute to ill-ness and death, then please vote YES for this resolution."

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

  The Board of Directors opposes the proposal to ban Company investments in tobacco equities. The Board has a fiduciary duty to maximize stockholder val-ue. To this end, the Company retains outside financial advisers to manage the Company's investment portfolio. These advisers are selected based upon their prior investment results. These results are monitored by the Company on an on-going basis to ensure that the Company is achieving satisfactory performance from its investments. It would be inappropriate for the Company to restrict the investment strategies of these advisers.

  In addition, to the extent that the proposed resolution is intended to apply to the investment of funds held in various pension plans maintained for the benefit of Company employees, the resolution is inappropriate since neither the Company's Board of Directors nor its officers and employees control the investment decisions affecting these pension plans. These investment decisions are made under the auspices of the Trustees of these plans who have the fidu-ciary duty to the beneficiaries of the plans to maximize returns.

  While investing in tobacco equities may raise social issues compelling to many of the Company's stockholders, the Board represents a significant number of stockholders with diverse social and political agendas. As of March 23, 1998, there were approximately 18,700 record holders of the Common Stock. Many of these stockholders are likely to have strong personal views concerning the propriety of the business operations or industries of various issuers of pub-licly traded securities. The Company would be put in an untenable position if forced to champion the issues of one constituency of stockholders over anoth-er, particularly in instances where stockholders may have conflicting views and beliefs. It would be inappropriate and unrealistic to poll stockholders on an on-going basis as to their investment preferences.

  The Board recommends a vote "Against" this proposal for the reasons set forth above.

STOCKHOLDER PROPOSAL RELATING TO EQUAL ACCESS TO PROXY STATEMENT AND PROXY
CARD


"RESOLVED, that Article II, Section 11 of the Company's by laws be added to provide:

  11. Equal Access to Proxy Statement and Proxy Card.

  Every duly-nominated candidate for director shall be listed as a candidate for director in management's proxy statement and on management's proxy card. An opportunity to give, or withhold, authority to vote for or against each du-ly-nominated candidate for director shall be provided on management's proxy card. Management's proxy statement shall contain the same types and amounts of information about each duly-nominated candidate for director. Any and all proxy solicitation materials paid for by the Company, including oral solicitations, shall contain the same types and amount of information about each duly-nomi-nated candidate for director. "Duly- nominated candidate for director" means any person who has been nominated as a candidate for director of the Company in accordance with the provisions of these bylaws or the Articles of Incorpo-ration applicable to nomination of candidates for director, without regard to whether the person has been nominated by, or has been endorsed or approved by, the Board of directors or any committee of the Board, or whether the person has been nominated by a shareholder."

  "The purpose of this resolution is to give all candidates for Director of the Company an equal chance for consideration by the shareholders."

  "Under the present system, only candidates who have been nominated by the incumbent Board of Directors are listed in the annual proxy statement. The fact that a shareholder may have nominated a candidate is not even disclosed. This is true even though the proxy statement is paid for by the corporation-- at shareholders' expense. In addition, management's proxy card--also paid for by the corporation--does not give shareholders any opportunity to vote for an-yone except management's nominees."

  "We do not believe that this is a good way for shareholders to elect corpo-rate government. This corporation has become like a one-party state: the only "election" is to vote for the party's slate. It is no answer for management to say that anyone who wants to become a director may try to win election by sending out his or her own proxy statement and proxy cards. This can be an ex-tremely expensive process, more than any individual is willing to pay. There is no reason why some should be able to campaign at the corporation's expense and others left to their own resources."

  "It is also no defense of this system to say that it helps ensure that the corporation's assets will only be used to further the candidacies of "quali-fied" people. This resolution is limited to those candidates who have been properly nominated under the bylaws and Articles of Incorporation. Moreover, the corporation's recent performance does not show that management has been adept at selecting the best candidates for director. Finally, and most impor-tantly, it is for the shareholders to decide who is most qualified to be the stewards of their investment."

BOARD OF DIRECTORS' RESPONSE TO STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL

  Although the proponent of this proposal suggests that adoption of this pro-posal would allow stockholders greater input into the management of the Compa-ny, the Company believes that in practice the proposal will not result in an increase in meaningful stockholder input. Instead, the Company believes that the proposal has the potential to result in a proxy statement of undue length and complexity, which would be less useful and informative to stockholders.

  The Company believes that the proposal is vague and imprecise and fails to address the numerous practical problems that its implementation would create. For instance:

  . Will the number of stockholder nominees be limited? The Company has more than 18,700 registered stockholders. If only one-half of one percent of them initiated nominations, this would require the inclusion of 93 nomi-nations in the proxy statement.

  . If the number of nominations is limited, who decides which nominations are excluded?

  . What is required to protect the Company against damages incurred because of false or misleading or libelous information contained in statements that are submitted by stockholders?

  These are but a few of the important issues which are not addressed or re-solved in the proposal. In the Company's opinion, the proposal would be ex-tremely difficult to administer and would lead to a complicated proxy of over-whelming size. This would seriously detract from the quality of the proxy statement as a channel of communications to stockholders. Further, an over-whelming majority of public companies do not have provisions as proposed.

  Moreover, in the Company's opinion, the proposal would expose management to serious distractions and further open the Company's proxy to parties having special interest agendas, contrary to the belief of the Board of Directors that the Company's proxy should represent the interests of all the Company's stockholders. In the interests of stockholders, the Company has separately proposed (See Item 2) to declassify the Board of Directors to provide for the annual election of directors.

  All Company stockholders have access to the Company's proxy statement under present federal proxy rules. A stockholder has the ability to require the Com-pany to include in the Company's proxy statement proposals advocated by the stockholder that meet certain guidelines established by the Securities and Ex-change Commission. The proposal at issue was included in this proxy on the ba-sis of these rules. The Securities and Exchange Commission has sought a bal-ance between the legitimate needs of stockholders to have input into a company's proxy statement and creating a situation where stockholder proposals make a proxy statement unduly complex and burdensome. The rules of the Securi-ties and Exchange Commission do not require that companies include in their proxy statements the nominees to the board who are not nominated by the exist-ing board of directors.

 The Board recommends a vote "Against" this proposal for the reasons set forth above.

                              GENERAL INFORMATION

STOCKHOLDER PROPOSALS

  Any proposals that stockholders of the Company desire to have presented at the 1999 Annual Meeting of Stockholders must be received by the Corporate Sec-retary of the Company no later than the close of business on December 14, 1998.

ANNUAL REPORT

  The Company's 1997 Annual Report to Stockholders is being mailed to stock-holders with this proxy statement. The Annual Report is not part of the proxy solicitation materials.

ADDITIONAL INFORMATION

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEM-BER 31, 1997, EXCLUDING CERTAIN OF THE EXHIBITS THERETO, MAY BE OBTAINED WITH-OUT CHARGE BY WRITING TO COLUMBIA/HCA HEALTHCARE CORPORATION, INVESTOR RELA-TIONS DEPARTMENT, ONE PARK PLAZA, NASHVILLE, TENNESSEE 37203.

                                          By Order of the Board of Directors,

                                               /s/ John M. Franck II

                                               John M. Franck II
                                              Corporate Secretary

Nashville, Tennessee

April 13, 1998

PROXY


                      COLUMBIA/HCA HEALTHCARE CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders (the "Meeting") of Columbia/HCA Healthcare Corpora-tion, a Delaware corporation (the "Company"), to be held at the Sheraton Music City at 777 McGavock Pike, Nashville, Tennessee on May 14, 1998 at 1:30 p.m., Central Daylight Time, and the Proxy Statement in connection therewith (the "Proxy Statement") and (2) appoints Thomas F. Frist, Jr., M.D., Robert A. Wa-terman and John M. Franck II, and each of them, his proxies with full power of substitution for and in the name, place, and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned, or with respect to which the under-signed is entitled to vote and act, at the Meeting and at any adjournment(s) or postponement(s) thereof.

  The undersigned directs that this proxy be voted as follows:

1.ELECTION OF DIRECTORS:

  [_] FOR all         [_] WITHHOLD
      nominees listed     AUTHORITY to vote
      below (except as    for all nominees
      marked to the       listed below
      contrary below)

     Frederick W. Gluck, T. Michael Long and Carl E. Reichardt

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

-------------------------------------------------------------------------------

2. AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION, AS DESCRIBED IN THE PROXY STATEMENT.

                         [_] FOR[_] AGAINST[_] ABSTAIN

3. APPROVAL OF AMENDMENTS TO THE COLUMBIA HOSPITAL CORPORATION OUTSIDE DIRECTORS NONQUALIFIED STOCK OPTION PLAN, AS DESCRIBED IN THE PROXY STATEMENT.

                         [_] FOR[_] AGAINST[_] ABSTAIN

4. RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS, AS DESCRIBED IN THE PROXY STATEMENT.

                         [_] FOR[_] AGAINST[_] ABSTAIN

5. STOCKHOLDER PROPOSAL RELATED TO TOBACCO INVESTMENTS, AS DESCRIBED IN THE PROXY STATEMENT.

                         [_] FOR[_] AGAINST[_] ABSTAIN

6. STOCKHOLDER PROPOSAL RELATED TO EQUAL ACCESS TO PROXY STATEMENT AND PROXY CARD, AS DESCRIBED IN THE PROXY STATEMENT.

                         [_] FOR[_] AGAINST[_] ABSTAIN

7. IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.

THIS PROXY WILL BE VOTED AS SPECIFIED ABOVE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1,2,3 AND 4 AND AGAINST PROPOSALS 5 AND 6.

  The undersigned hereby revokes any proxy heretofore given to vote or act with respect to the Common Stock of the Company and hereby ratifies and confirms all that the proxies, their substitutes, or any of them may lawfully do by virtue hereof.

  If one or more of the proxies named shall be present in person or by substitute at the Meeting or at any adjournment(s) or postponement(s) thereof, the proxies so present and voting, either in person or by substitute, shall exercise all of the powers hereby given.

  Please date, sign and mail this proxy in the enclosed envelope. No postage is required.

                               Dated___________________________________  , 1998

                               ------------------------------------------------
                                           Signature of Stockholder

                               ------------------------------------------------
                                           Signature of Stockholder

                               Please date this proxy and sign your name ex-actly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guard-ian, or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by an authorized person.